UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 5, 2004

SBA Communications Corporation
(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code)	(561) 995-7670

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On October 5, 2004, SBA Communications Corporation agreed to repurchase $3.0 million of our 10 1/4% senior notes plus accrued interest in exchange for 487,000 shares of our common stock in a negotiated transaction that will be settled on October 8, 2004. On October 6, 2004, we agreed to repurchase $3.0 million of our 10 1/4% senior notes plus accrued interest in exchange for 483,000 shares of our common stock in a negotiated transaction that will be settled on October 12, 2004. On October 8, 2004, we agreed to repurchase $2.5 million of our 10 1/4% senior notes plus accrued interest in exchange for 393,000 shares of our common stock in a negotiated transaction that will settle on October 14, 2004. Subsequent to the Form 8-K we filed on September 21, 2004, after giving effect to these transactions, we have repurchased a total of $13.7 million of our 10 1/4% senior notes in a number of open-market and negotiated transactions. In the aggregate, we paid cash of $3.4 million plus accrued interest and issued 1.7 million shares of our common stock. As of September 30, 2004, as adjusted for these transactions, we would have had $270.0 million of our 10 1/4% senior notes and 61.2 million shares of common stock issued and outstanding.

In order to manage our significant levels of indebtedness and to ensure continued compliance with our financial covenants we may explore a number of alternatives, including selling certain assets or lines of business, issuing equity, repurchasing, restructuring or refinancing or exchanging for equity some or all of our debt or pursuing other financial alternatives, and we may from time to time implement one or more of these alternatives. One or more of the alternatives may include the possibility of issuing additional shares of common stock or securities convertible into shares of common stock, or converting existing indebtedness into shares of common stock, any of which would dilute our existing shareholders. We cannot assure you that any of these strategies can be consummated, or if consummated, would effectively address the risks associated with our significant level of indebtedness.

The shares will be issued in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 12, 2004	SBA COMMUNICATIONS CORPORATION

/s/ Anthony J. Macaione
Anthony J. Macaione
Chief Financial Officer